CVD
EQUIPMENT
CORPORATION

CVD Completes Building Sale

RONKONKOMA, N.Y., (Business Wire) – April 30th, 2012 - CVD Equipment Corporation (Nasdaq: CVV) announced today that it has completed the sale of the Company’s facility located at 979 Marconi Avenue, Ronkonkoma, New York where our Application Laboratory was located.

Leonard Rosenbaum, President and Chief Executive Officer stated, “During the 2nd Quarter, 2012 we will be focusing on moving the Company to our recently purchased building at 355 South Technology Drive, Central Islip, New York and growing our CVD materials and equipment business.

We expect additional growth opportunities for both equipment and materials, based on materials developed in our larger and enhanced Application Laboratory.  After our relocation is complete, we will be able to expand our i) Equipment manufacturing ii) Nano material manufacturing, iii) Pilot production process development and demonstration for the transformation of nano materials to macro sized materials and iv) Joint business/technology developments for products enabled by nano materials that will be marketed through our wholly owned subsidiary, CVD Materials Corporation.”

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of custom and standard state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications.  CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture semiconductors, solar cells, graphene, carbon nanotubes, nanowires, LEDs, MEMS, smart glass coatings, battery and/or ultra capacitor materials, medical coatings, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  Certain information included in this press release by CVD, as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings.  All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

For further information please contact Karen Hamberg or our Investor Relations by Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com

CVDEquipment Corporation
1860 Smithtown Avenue | Ronkonkoma, NY  11779 | Tel: 631.981.7081 | Fax:  631.981.7095 | www.cvdequipment.com
PR 4-30-12 CVD Completes Building Sale Final.doc                                                  1 of 1                                                                                   5/2/2012